As filed with the Securities and Exchange Commission on October 11, 2005	Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ADSTAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	22-3666899 (I.R.S. Employer Identification Number)
4553 Glencoe Avenue, Suite 300
Marina del Rey, California 90292
(310) 577-8255
(Address, including zip code, and telephone number,
including area code, of Registrant’s executive offices)

AD-STAR SERVICES, INC. 1999 STOCK OPTION PLAN
ADSTAR, INC. 2004 STOCK OPTION PLAN
(Full title of the Plan)
LESLIE BERNHARD
President and Chief Executive Officer
4553 Glencoe Avenue, Suite 300,
Marina del Rey, California 90292
(310) 577-8255
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Please send copies of all correspondence to:
Stephen A. Zelnick, Esq.
Morse, Zelnick, Rose & Lander, LLP
405 Park Avenue
New York, New York 10022
Telephone No. (212) 838-8040
Fax No. (212) 838-9190

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price per	Aggregate Offering	Amount of
to be Registered	Registered (1)	Share	Price	Registration Fee
Common Stock (par value $.0001 per share) issuable under the Ad-Star Services, Inc. 1999 Stock Option Plan (the “1999 Option Plan”)*	1,000,000 shares	$2.40 (2)	$1,187,430 (3)	$139.76
Common Stock (par value $.0001 per share) issuable under the AdStar, Inc. 2004 Stock Option Plan (the “2004 Option Plan”)	1,200,000 Shares	$2.58 (4)	$3,096,000 (4)	$364.40
Total				$504.16

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares as may be added to the plan to adjust for capital changes.

(2)	Represents the maximum exercise price under options for 1,500 shares included in the outstanding options for 963,047 shares granted under the 1999 Option Plan.

(3)	Estimated in accordance with rule 457(c) and (h), the proposed maximum aggregate offering price and the amount of the registration fee is based upon:
(a) the aggregate actual exercise prices for the 963,047 shares underlying options granted under the 1999 Option Plan and exercisable at prices ranging from $0.60 to $2.40, and
(b) the average of the high and low sales prices reported on the Nasdaq SmallCap Market on October 10, 2005, which is $2.58, with respect to 36,953 shares available for grant under the 1999 Option Plan.

(4)	Estimated in accordance with Rule 457(g) of the Securities Act of 1933, the proposed maximum offering price is based upon the higher of the price at which the options may be exercised and the price of shares of common stock as determined in accordance with Rule 457(c). The average of the high and low sales prices for our common stock reported on the Nasdaq SmallCap Market on October 10, 2005, is $2.58.

*	Ad-Star Services, Inc. is a former name of AdStar, Inc. The first 500,000 shares originally reserved for grant of awards under the Ad-Star Services, Inc. 1999 Stock Option Plan were registered with the SEC on Form S-8 in May, 2002. In September 2002, AdStar’s stockholders approved an amendment to the Ad-Star Services, Inc. 1999 Stock Option Plan increasing the total number of shares reserved for the grant of awards under the Plan from 500,000 to 1,500,000.

ADSTAR, INC.
REGISTRATION STATEMENT ON FORM S-8
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Note: The document(s) containing the plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants under the Ad-Star Services, Inc. 1999 Option Plan (the “1999 Plan”)* or the AdStar, Inc. 2004 Option Plan (the “2004 Plan”) (as applicable) as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

*	Ad-Star Services, Inc. is a former name of AdStar, Inc. The first 500,000 shares originally reserved for grant of awards under the Ad-Star Services, Inc. 1999 Stock Option Plan were registered with the SEC on Form S-8 in May, 2002. In September 2002, AdStar, Inc’s stockholders approved an amendment to the Ad-Star Services, Inc. 1999 Stock Option Plan increasing the total number of shares reserved for the grant of awards under the Plan from 500,000 to 1,500,000.

ADSTAR, INC.
REGISTRATION STATEMENT ON FORM S-8
PART II
ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents filed by AdStar with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated in this Prospectus by reference:
(1)	Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2004;

(2)	Quarterly Report on Form 10-QSB for the fiscal quarters ended March 31, 2005 and June 30, 2005;

(3)	Current Reports on Form 8-K filed on January 7, 2005, February 1, 2005, February 25, 2005, April 4, 2005, April 13, 2005, April 29, 2005, May 3, 2005, May 17, 2005, May 19, 2005, July 13, 2005, August 2, 2005, August 18, 2005; and September 22, 2005.

(4)	The description of AdStar’s Common Stock, contained in its Registration Statement on Form 8-A, filed on December 15, 1999, registering such shares pursuant to Section 12 of the Exchange Act, including any amendment or report updating such information.
     Each document filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.
     AdStar will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document incorporated by reference in this Prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Adstar, Inc., 4553 Glencoe Avenue, Suite 300, Marina del Rey, California 90292, Tel: (310) 577-8255 Attention: Leslie Bernhard, President and Chief Executive Officer.
ITEM 4. DESCRIPTION OF SECURITIES
     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
     The validity of the securities offered hereby will be passed upon for AdStar by Morse, Zelnick, Rose & Lander, LLP (“MZRL”), 405 Park Avenue, New York, New York 10022. Members of Morse, Zelnick, Rose & Lander, LLP own, in the aggregate, the following securities: Members of Morse, Zelnick, Rose & Lander, LLP own, in the aggregate, 202,449 shares of our common stock, of which 152,449 are held by its nominee, Marina Co.; and options and warrants to purchase 75,000 shares of our common stock, all of which are currently exercisable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
PROVISIONS OF OUR CERTIFICATE OF INCORPORATION LIMITING THE RIGHTS TO RECOVER MONETARY RELIEF AGAINST OUR DIRECTORS FOR A BREACH OF THEIR FIDUCIARY DUTY OF CARE
Limitation of Director Liability; Indemnification
     As authorized by the Delaware General Corporation Law, our Certificate of Incorporation provides that none of our directors shall be personally liable to us or to our stockholders for monetary damages for breach of the fiduciary duty of care as a director, except for:
•	for breach of his or her duty of loyalty to us or to our stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	under Section 174 of the Delaware General Corporation Law (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions), or

•	for any transaction from which he or she derived an improper personal benefit.
     This provision limits our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any stockholder to seek injunctive relief or rescission if a director breaches his duty of care.
     Our certificate of incorporation further provides for the indemnification of any and all persons who serve as our director, officer, employee or agent, to the fullest extent permitted under the Delaware General Corporation Law.
     We have obtained a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against our directors and officers by reason of any acts or omissions covered under this policy in their capacities as directors or officers, including liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
     Not Applicable.
ITEM 8. INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Specimen Stock Certificate. (1)

5.1	Opinion of Morse, Zelnick, Rose & Lander, LLP as to the validity of the securities covered by the Registration Statement. *

23.1	Consent of BDO Seidman LLP. *

23.2	Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit 5.1).

23.3	Power of Attorney (included in signature page).

Notes to exhibits

*	Filed herewith

(1)	Filed as an exhibit with the same number to Registration Statement on Form SB-2 (No. 333-84209) and incorporated herein by reference.
ITEM 9. UNDERTAKINGS
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which it offers or sells securities, a post effective amendment to this Registration Statement to:
     (i) include any prospectus required by Section 10(a) (3) of the Securities Act;
     (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) include any additional or changed material information on the plan of distribution.

     (2) That, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities then being offered, and the offering of such securities at that time shall be deemed to be the initial bonafide offering of such securities.
     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California on October 11, 2005.

AdStar, Inc.
By:	/s/ Leslie Bernhard
Leslie Bernhard,
President and Chief Executive Officer

POWER OF ATTORNEY
     ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie Bernhard and Stephen A. Zelnick, or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.
     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on October 11, 2005.

Signature	Title

Principal Executive Officer

/s/ Leslie Bernhard Leslie Bernhard	President and Chief Executive Officer and Director (Principal Executive Officer)

Principal Financial Officer

/s/ Anthony J. Fidaleo Anthony J. Fidaleo	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Directors

/s/ Eli Rousso Eli Rousso	Director

/s/ Jeffrey Baudo Jeffrey Baudo	Director

Michael Jackson	Director

/s/ John Rudy John Rudy	Director

Peter M. Zollman	Director

/s/ Michael P. Dubreuil Michael P. Dubreuil	Director